Exhibit 99.1

Assurant Names Richard S. Dziadzio
Chief Financial Officer and Treasurer

Mandate underscores organization’s drive
toward global enterprise model

NEW YORK, June 1, 2016 — Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today announced the appointment of Richard S. Dziadzio to the role of chief financial officer and treasurer, effective July 18, 2016. Dziadzio joins Assurant from QBE North America where he most recently served as CFO, and helped lead the company’s transformation strategy.

At Assurant, Dziadzio will be responsible for leading and integrating the company’s global finance organization, including business segment financial teams, the asset management and tax functions. As part of his global mandate, Dziadzio’s finance organization will closely align with Assurant’s operational and risk functions, as the company’s global enterprise model continues to take shape. He will report directly to Assurant President and CEO Alan B. Colberg and will join the company’s management committee.

“Richard is an accomplished leader who brings strong financial acumen, and a global perspective to the role,” said Assurant President and CEO Alan B. Colberg. “His deep operational experience and track record of organizational transformation will be invaluable as we continue to execute on our strategy to evolve our business and drive profitable growth.”

Dziadzio succeeds Christopher J. Pagano, who has served as CFO and treasurer since Aug. 2014 and will move into the newly created role of chief risk officer, effective July 18, 2016. As CRO, Pagano will work to further integrate and build upon Assurant’s rigorous risk management framework to meet the challenges of an increasingly complex market environment.

“I am grateful to Chris for serving in the critical role of CFO, and thankful for his partnership as we worked to refocus our portfolio of companies,” said Colberg.

Pagano and Dziadzio will work closely to ensure a seamless transition.

Prior to QBE, Dziadzio served as CFO for ANV, a global specialty insurance company. From 1994 to 2012, he held a series of positions of increasing responsibility at AXA Group and was named CFO for AXA Equitable Life Insurance and AXA Financial in 2007.

“I am thrilled to be taking on this role at Assurant, and seize the opportunities that are created during this time of change,” said Dziadzio. “I look forward to working with Alan and the other members of the leadership and finance teams to bring value that best supports our profitable growth aspirations.”

Dziadzio holds a Master of Business Administration from INSEAD in Fontainebleau, France and received his bachelor’s degree in economics from the Wharton School of Business at the University of Pennsylvania.

About Assurant
Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection; vehicle protection; pre-funded funeral insurance; renters insurance; lender-placed homeowners insurance; and mortgage valuation and field services. With approximately $30 billion in assets as of March 31, 2016, and $8 billion in annual revenue for the year ended 2015, Assurant is located in 16 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, enterprise communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Biography

Richard S. Dziadzio
Incoming Chief Financial Officer and Treasurer
Assurant, Inc.

Richard S. Dziadzio is incoming executive vice president, chief financial officer and treasurer of Assurant and a member of the company’s Management Committee. Before joining Assurant, he served as CFO for QBE North America, where he helped lead that company’s transformation strategy.

As chief financial officer for ANV from 2012 to 2014, Dziadzio was responsible for establishing the financial reporting framework and capital structure for the start-up property and casualty insurance company. Before that role, he worked at AXA Group for 18 years. He joined AXA in 1994 and held a series of positions of increasing responsibility in Paris and New York at AXA Group. He served as CFO for AXA Equitable Life Insurance and AXA Financial in 2007.

Dziadzio received a Bachelor of Science in economics from the Wharton School at the University of Pennsylvania in 1985. He earned his Master of Business Administration in 1994 from the INSEAD in Fontainebleau, France.